EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 33-98940 of Micro Component Technology, Inc. (the Company) of our report dated August 19, 1996 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included a consolidated financial statement schedule of the Company, listed in Item 16(b). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.




/s/ Deloitte & Touche
----------------------------

Minneapolis, Minnesota
November 20, 1996